Exhibit 99.1

NEWS CORPORATION REPORTS FIRST QUARTER RESULTS FOR FISCAL 2019

FISCAL 2019 FIRST QUARTER KEY FINANCIAL HIGHLIGHTS

●

Revenues of $2.52 billion, a 23% increase compared to $2.06 billion in the prior year, reflecting the consolidation of Foxtel and continued strength at the Digital Real Estate Services and Book Publishing segments

●	Net income was $128 million compared to $87 million in the prior year

●	Total Segment EBITDA was $358 million compared to $248 million in the prior year

●	Reported EPS were $0.17 compared to $0.12 in the prior year – Adjusted EPS were $0.17 compared to $0.07 in the prior year

●	Strong paid digital subscriber growth at The Wall Street Journal, The Times and Sunday Times and The Australian with digital subscribers accounting for more than half of total subscriber base

●	In October 2018, the Company completed the acquisition of Opcity, a market-leading real estate technology platform, which will enhance realtor.com®’s lead generation offerings

NEW YORK, NY – November 7, 2018 – News Corporation (“News Corp” or the “Company”) (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) today reported financial results for the three months ended September 30, 2018.

Commenting on the results, Chief Executive Robert Thomson said:

“In the first quarter, our growth in revenue and earnings reaffirmed our strategy to focus on digital development, and to put particular emphasis on subscriptions as the advertising market continues to evolve.

Reported revenues grew 23% to $2.5 billion for the quarter, while profits rose 44% to $358 million. These numbers are noteworthy as, even excluding the Foxtel consolidation, we achieved tangible increases over the same period last year across many of our segments.

Digital Real Estate Services continued to post strong operational gains, and we took an important strategic step forward with the acquisition of Opcity, which deepens the quality of our engagement with realtors® and homebuyers.

Our News and Information Services segment showed progress, with digital paid subscriptions rising at many of our mastheads. Dow Jones is well advanced in its digital transformation, with nearly 65% of The Wall Street Journal subscribers digital-only. That growth is complemented by the Professional Information Business, which allows us to sell higher value-added products across the WSJ subscriber base.

HarperCollins again demonstrated that unique, compelling content can be monetized successfully across different platforms and markets, posting another quarter of robust profit growth.

We are enhancing the new Foxtel, having already launched a dedicated Fox Cricket channel, begun the rollout of 4K, and done advanced work on a sports-only IP offering. The Foxtel leadership team has also been transformed in recent months.”

FIRST QUARTER RESULTS

The Company reported fiscal 2019 first quarter total revenues of $2.52 billion, a 23% increase compared to $2.06 billion in the prior year period. The growth reflects the impact from the consolidation of Foxtel’s results following the combination of Foxtel and FOX SPORTS Australia (the “Transaction”) into a new company (“new Foxtel”) and continued strong performances at the Digital Real Estate Services and Book Publishing segments, partially offset by lower print advertising revenues at the News and Information Services segment. The results also include the $48 million benefit related to News UK’s exit of the gaming partnership with Tabcorp for Sun Bets, a $49 million negative impact from foreign currency fluctuations and $17 million of lower revenues as a result of the adoption of the new revenue recognition standard. Adjusted Revenues (which exclude the foreign currency impact and acquisitions and divestitures as defined in Note 1) increased 4%.

Net income for the quarter was $128 million, a 47% increase compared to $87 million in the prior year, reflecting higher Total Segment EBITDA as discussed below, partially offset by higher depreciation and amortization expense and interest expense as a result of the Transaction.

The Company reported first quarter Total Segment EBITDA of $358 million, a 44% increase compared to $248 million in the prior year, also reflecting the Transaction and growth in every segment. Adjusted Total Segment EBITDA (as defined in Note 1) increased 37%, primarily due to the benefit related to the exit of the gaming partnership, as mentioned above, and continued strength in the Book Publishing and Digital Real Estate Services segments.

Net income per share available to News Corporation stockholders was $0.17 as compared to $0.12 in the prior year.

Adjusted EPS (as defined in Note 3) were $0.17 compared to $0.07 in the prior year.

SEGMENT REVIEW

	For the three months ended
	September 30,
	2018	2017	% Change
	(in millions)		Better/ (Worse)

Revenues:
News and Information Services	$1,248	$1,241	1%
Subscription Video Services	565	145	**
Book Publishing	418	401	4%
Digital Real Estate Services	293	271	8%
Other	-	-	**

Total Revenues	$2,524	$2,058	23%

Segment EBITDA:
News and Information Services	$116	$74	57%
Subscription Video Services	113	27	**
Book Publishing	68	48	42%
Digital Real Estate Services	105	95	11%
Other(a)	(44)	4	**

Total Segment EBITDA	$358	$248	44%

** - Not meaningful

(a)

Other Segment EBITDA for the three months ended September 30, 2017 includes a $46 million benefit from the reversal of certain previously accrued net liabilities for the U.K. Newspaper Matters as a result of an agreement reached with the relevant tax authority related to certain employment taxes.

News and Information Services

Revenues in the quarter increased $7 million, or 1%, as compared to the prior year. Within the segment, News UK and Dow Jones revenues grew 12% and 3%, respectively, while revenues at News Corp Australia and News America Marketing declined 7% and 6%, respectively. Segment revenues also include the benefit related to the exit of the gaming partnership, which was partially offset by the $28 million negative impact from foreign currency fluctuations. Adjusted Revenues for the segment increased 3% compared to the prior year.

Advertising revenues declined 7% compared to the prior year, of which $15 million, or 2%, was related to the negative impact from foreign currency fluctuations. The decline was driven by weakness in the print advertising market, mainly in Australia and the U.K. and lower home delivered, including free standing inserts, revenues at News America Marketing, partially offset by a modest increase in digital advertising revenues. Advertising revenues at Dow Jones, excluding the impact from the cessation of The Wall Street Journal international print editions, were relatively flat in the quarter.

Circulation and subscription revenues increased 2%, including a $10 million, or 1%, negative impact from foreign currency fluctuations. The growth was primarily due to a healthy contribution from Dow Jones, which saw a 7% increase in its circulation revenues, reflecting continued digital subscriber growth at The Wall Street Journal, and growth in its Risk & Compliance products. Cover and subscription price increases also contributed to the revenue improvement. These increases were partially offset by lower newsstand volume at News UK.

Segment EBITDA increased $42 million in the quarter, or 57%, as compared to the prior year, primarily due to the benefit related to the exit of the gaming partnership, as mentioned above, and higher contribution from Dow Jones and News Corp Australia. Adjusted Segment EBITDA (as defined in Note 1) increased 59%.

Digital revenues represented 33% of News and Information Services segment revenues in the quarter, compared to 27% in the prior year. Digital revenues for the quarter include the gaming partnership-related benefit at News UK. For the quarter, digital revenues for Dow Jones and the newspaper mastheads represented 37% of their combined revenues, and at Dow Jones, digital accounted for 54% of its circulation revenues. Digital subscribers and users across key properties within the News and Information Services segment are summarized below:

●	The Wall Street Journal average daily digital subscribers in the three months ended September 30, 2018 were 1,584,000, compared to 1,318,000 in the prior year (Source: Internal data)
●	Closing digital subscribers at News Corp Australia’s mastheads as of September 30, 2018 were 442,400, compared to 375,400 in the prior year (Source: Internal data)
●	The Times and Sunday Times closing digital subscribers as of September 30, 2018 were 263,000, compared to 212,000 in the prior year (Source: Internal data)
●	The Sun’s digital offering reached approximately 74 million global monthly unique users in September 2018, compared to 84 million in the prior year, based on ABCe (Source: Omniture)

Subscription Video Services

Revenues and Segment EBITDA in the quarter increased $420 million and $86 million, respectively, compared to the prior year, primarily due to the inclusion of Foxtel. Adjusted Revenues and Adjusted Segment EBITDA, which exclude the impact of foreign currency fluctuations, acquisitions and divestitures, declined 1% and increased 4%, respectively.

On a pro forma basis, reflecting the Transaction, segment revenues in the quarter decreased $115 million, or 17%, compared with the prior year, of which $45 million, or 7%, was due to the negative impact from foreign currency fluctuations. The remainder of the revenue decline was driven by the combination of the impact from the changes in the subscriber package mix at new Foxtel, the absence of a high-profile pay-per-view event compared to the prior year, lower advertising revenues and the impact from the adoption of the new revenue recognition standard.

As of September 30, 2018, new Foxtel’s total closing subscribers were 2.9 million, which was higher than the prior year, primarily due to Foxtel Now subscriber growth and the inclusion of commercial subscribers of FOX SPORTS Australia beginning in the first quarter of fiscal 2019, partially offset by lower broadcast subscribers. Broadcast subscriber churn in the quarter was 12.9% compared to 12.7% in the prior year. Broadcast ARPU for the quarter declined 6%, reflecting a 2% negative impact related to the adoption of the new revenue recognition standard. New Foxtel announced price increases of A$2 to A$3, which took effect on October 1, 2018.

Pro forma Segment EBITDA in the quarter decreased $41 million, or 27%, compared with the prior year, primarily due to the lower revenues discussed above, partially offset by lower non-sports programming and pay-per-view costs.

Book Publishing

Revenues in the quarter increased $17 million, or 4%, compared to the prior year, primarily due to higher sales in general, Children’s and Christian publishing, including the success of frontlist titles such as Girl Wash Your Face by Rachel Hollis, The Other Woman by Daniel Silva and The Russia Hoax by Gregg Jarrett, and the continued strength of backlist titles such as The Subtle Art of Not Giving a F*ck by Mark Manson and The Hate U Give by Angie Thomas. Revenue growth was partially offset by $12 million of lower revenues as a result of the adoption of the new revenue recognition standard. Digital sales increased 12% compared to the prior year and represented 22% of Consumer revenues for the quarter, driven by the growth in downloadable audiobook sales. Segment EBITDA for the quarter increased $20 million, or 42%, from the prior year, primarily due to the higher revenues noted above and the mix of titles.

Digital Real Estate Services

Revenues in the quarter increased $22 million, or 8%, compared to the prior year, of which foreign currency fluctuations had a negative impact on growth of $14 million, or 5%. The growth was primarily due to the continued growth at REA Group and Move. Segment EBITDA in the quarter increased $10 million, or 11%, compared to the prior year, primarily due to the higher revenues, partially offset by higher costs associated with higher revenues, higher marketing costs, primarily at Move, and the $8 million negative impact from foreign currency fluctuations. Adjusted Revenues and Adjusted Segment EBITDA increased 12% and 16%, respectively.

In the quarter, revenues at REA Group increased 9% to $173 million from $158 million in the prior year, primarily due to an increase in Australian residential depth revenue, driven by favorable product mix and pricing increases, as well as the acquisitions of Smartline and Hometrack Australia. The growth was partially offset by foreign currency fluctuations, as mentioned above.

Move’s revenues in the quarter increased 10% to $118 million from $107 million in the prior year, primarily due to 19% growth in its real estate revenues, partially offset by planned declines in advertising revenues. The increase in real estate revenues, which represent 75% of total Move revenues, was driven by strong growth in its ConnectionsSM for Buyers product revenues, which benefited from improvement in yield optimization and an increase in leads and customers. Based on Move’s internal data, average monthly unique users of realtor.com®’s web and mobile sites for the fiscal first quarter grew 9% year-over-year to 60 million, with mobile representing more than half of all unique users.

REVIEW OF EQUITY LOSSES OF AFFILIATES’ RESULTS

	For the three months ended
	September 30,
	2018	2017
	(in millions)

Foxtel(a)	$-	$(5)
Other equity affiliates, net	(3)	(5)

Total equity losses of affiliates	$(3)	$(10)

(a)

The Company amortized $17 million related to excess cost over the Company’s proportionate share of its investment’s underlying net assets allocated to finite-lived intangible assets during the three months ended September 30, 2017. Such amortization is reflected in Equity losses of affiliates in the Statement of Operations.

Equity losses of affiliates for the first quarter improved to ($3) million from ($10) million in the prior year, primarily due to the consolidation of the results of Foxtel in the fourth quarter of fiscal 2018.

CASH FLOW

The following table presents a reconciliation of net cash provided by (used in) operating activities to free cash flow available to News Corporation:

	For the three months ended
	September 30,
	2018	2017
	(in millions)

Net cash provided by (used in) operating activities	$113	$(4)
Less: Capital expenditures	(133)	(62)

	(20)	(66)
Less: REA Group free cash flow	(38)	(27)
Plus: Cash dividends received from REA Group	37	33

Free cash flow available to News Corporation	$(21)	$(60)

Net cash provided by (used in) operating activities improved $117 million for the three months ended September 30, 2018 as compared to the prior year period, primarily due to higher Total Segment EBITDA as noted above.

Free cash flow available to News Corporation in the three months ended September 30, 2018 was ($21) million compared to ($60) million in the prior year period. The improvement was primarily due to higher cash provided by operating activities, partially offset by higher capital expenditures, of which $69 million was related to new Foxtel.

Free cash flow available to News Corporation is a non-GAAP financial measure defined as net cash provided by operating activities, less capital expenditures (“free cash flow”), less REA Group free cash flow, plus cash dividends received from REA Group.

The Company considers free cash flow available to News Corporation to provide useful information to management and investors about the amount of cash that is available to be used to strengthen the Company’s balance sheet and for strategic opportunities including, among others, investing in the Company’s business, strategic acquisitions, dividend payouts and repurchasing stock. The Company believes excluding REA Group’s free cash flow and including dividends received from REA Group provides users of its consolidated financial statements with a measure of the amount of cash flow that is readily available to the Company, as REA Group is a separately listed public company in Australia and must declare a dividend in order for the Company to have access to its share of REA Group’s cash balance. The Company believes free cash flow available to News Corporation provides a more conservative view of the Company’s free cash flow because this presentation includes only that amount of cash the Company actually receives from REA Group, which has generally been lower than the Company’s unadjusted free cash flow. A limitation of free cash flow available to News Corporation is that it does not represent the total increase or decrease in the cash balance for the period. Management compensates for the limitation of free cash flow available to News Corporation by also relying on the net change in cash and cash equivalents as presented in the Company’s consolidated statements of cash flows prepared in accordance with GAAP which incorporates all cash movements during the period.

SUBSEQUENT EVENTS

Opcity, Inc.

In October 2018, the Company acquired Opcity, Inc. (“Opcity”), a market-leading real estate technology platform that matches qualified home buyers and sellers with real estate professionals in real time. The total transaction value was approximately $210 million, consisting of approximately $182 million in cash, net of $7 million of cash acquired, and approximately $28 million in deferred payments and restricted stock unit awards for Opcity’s founders and qualifying employees, which will be recognized as compensation expense over the three years following the closing. The acquisition broadens realtor.com®’s lead generation product portfolio, allowing real estate professionals to choose between traditional lead products or a concierge-based model that provides highly vetted, transaction-ready leads. Opcity is a subsidiary of Move and its results will be included within the Digital Real Estate Services segment.

COMPARISON OF NON-GAAP TO U.S. GAAP INFORMATION

Adjusted Revenues, Total Segment EBITDA, Adjusted Total Segment EBITDA, Adjusted Segment EBITDA, adjusted net income available to News Corporation stockholders, Adjusted EPS and free cash flow available to News Corporation are non-GAAP financial measures contained in this earnings release. The Company believes these measures are important tools for investors and analysts to use in assessing the Company’s underlying business performance and to provide for more meaningful comparisons of the Company’s operating performance between periods. These measures also allow investors and analysts to view the Company’s business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies and should be considered in addition to, not as a substitute for, measures of financial performance calculated in accordance with GAAP. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are included in Notes 1, 2 and 3 and the reconciliation of net cash provided by (used in) operating activities to free cash flow available to News Corporation is included above.

Conference call

News Corporation’s earnings conference call can be heard live at 5:30pm EST on November 7, 2018. To listen to the call, please visit http://investors.newscorp.com.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

About News Corporation

News Corp (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content. The company comprises businesses across a range of media, including: news and information services, subscription video services in Australia, book publishing and digital real estate services. Headquartered in New York, News Corp operates primarily in the United States, Australia, and the United Kingdom, and its content is distributed and consumed worldwide. More information is available at: www.newscorp.com.

Contacts:

Investor Relations

Michael Florin

212-416-3363

mflorin@newscorp.com

Leslie Kim

212-416-4529

lkim@newscorp.com

Corporate Communications

Jim Kennedy

212-416-4064

jkennedy@newscorp.com

Ilana Ozernoy

212-416-3364

iozernoy@newscorp.com

NEWS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions, except per share amounts)

	For the three months ended
	September 30,

	2018	2017

Revenues:
Circulation and subscription	$1,034	$651
Advertising	664	682
Consumer	400	386
Real estate	227	203
Other	199	136

Total Revenues	2,524	2,058

Operating expenses	(1,340)	(1,149)
Selling, general and administrative	(826)	(661)
Depreciation and amortization	(163)	(97)
Impairment and restructuring charges	(18)	(15)
Equity losses of affiliates	(3)	(10)
Interest (expense) income, net	(16)	6
Other, net	20	9

Income before income tax expense	178	141
Income tax expense	(50)	(54)

Net income	128	87
Less: Net income attributable to noncontrolling interests	(27)	(19)

Net income available to News Corporation stockholders	$101	$68

Weighted average shares outstanding:
Basic	584	582
Diluted	586	583

Net income available to News Corporation stockholders per share - basic and diluted	$0.17	$0.12

NEWS CORPORATION

CONSOLIDATED BALANCE SHEETS

(in millions)

	As of September 30, 2018	As of June 30, 2018
	(unaudited)	(audited)

ASSETS
Current assets:
Cash and cash equivalents	$1,886	$2,034
Receivables, net	1,648	1,612
Inventory, net	388	376
Other current assets	547	372

Total current assets	4,469	4,394

Non-current assets:
Investments	390	393
Property, plant and equipment, net	2,512	2,560
Intangible assets, net	2,607	2,671
Goodwill	5,153	5,218
Deferred income tax assets	260	279
Other non-current assets	897	831

Total assets	$16,288	$16,346

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$537	$605
Accrued expenses	1,258	1,340
Deferred revenue	436	516
Current borrowings	671	462
Other current liabilities	643	372

Total current liabilities	3,545	3,295

Non-current liabilities:
Borrowings	1,186	1,490
Retirement benefit obligations	241	245
Deferred income tax liabilities	401	389
Other non-current liabilities	485	430

Commitments and contingencies

Redeemable preferred stock	-	20

Equity:
Class A common stock	4	4
Class B common stock	2	2
Additional paid-in capital	12,257	12,322
Accumulated deficit	(2,032)	(2,163)
Accumulated other comprehensive loss	(970)	(874)

Total News Corporation stockholders’ equity	9,261	9,291
Noncontrolling interests	1,169	1,186

Total equity	10,430	10,477

Total liabilities and equity	$16,288	$16,346

NEWS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	For the three months ended
	September 30,

	2018	2017

Operating activities:
Net income	$128	$87

Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	163	97
Equity losses of affiliates	3	10
Cash distributions received from affiliates	4	-
Other, net	(20)	(9)
Deferred income taxes and taxes payable	31	6
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(21)	(73)
Inventories, net	(23)	(16)
Accounts payable and other liabilities	(152)	(106)

Net cash provided by (used in) operating activities	113	(4)

Investing activities:
Capital expenditures	(133)	(62)
Acquisitions, net of cash acquired	1	(54)
Investments in equity affiliates and other	(10)	(12)
Proceeds from property, plant and equipment and other asset dispositions	5	-
Other, net	16	7

Net cash used in investing activities	(121)	(121)

Financing activities:
Borrowings	131	-
Repayment of borrowings	(192)	-
Dividends paid	(23)	(21)
Other, net	(40)	(10)

Net cash used in financing activities	(124)	(31)

Net decrease in cash and cash equivalents	(132)	(156)
Cash and cash equivalents, beginning of period	2,034	2,016
Exchange movement on opening cash balance	(16)	17

Cash and cash equivalents, end of period	$1,886	$1,877

NOTE 1 – ADJUSTED REVENUES, ADJUSTED TOTAL SEGMENT EBITDA AND ADJUSTED SEGMENT EBITDA

The Company uses revenues, Total Segment EBITDA and Segment EBITDA excluding the impact of acquisitions, divestitures, fees and costs, net of indemnification, related to the claims and investigations arising out of certain conduct at The News of the World (the “U.K. Newspaper Matters”) and foreign currency fluctuations (“Adjusted Revenues,” “Adjusted Total Segment EBITDA” and “Adjusted Segment EBITDA,” respectively) to evaluate the performance of the Company’s core business operations exclusive of certain items that impact the comparability of results from period to period such as the unpredictability and volatility of currency fluctuations. The Company calculates the impact of foreign currency fluctuations for businesses reporting in currencies other than the U.S. dollar by multiplying the results for each quarter in the current period by the difference between the average exchange rate for that quarter and the average exchange rate in effect during the corresponding quarter of the prior year and totaling the impact for all quarters in the current period.

The calculation of Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for amounts determined under GAAP as measures of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following tables reconcile reported revenues and reported Total Segment EBITDA to Adjusted Revenues and Adjusted Total Segment EBITDA for the three months ended September 30, 2018 and 2017.

	Revenues			Total Segment EBITDA
	For the three months ended			For the three months ended
	September 30,			September 30,
	2018	2017	Difference	2018	2017	Difference
	(in millions)			(in millions)

As reported	$2,524	$2,058	$466	$358	$248	$110
Impact of acquisitions	(433)	-	(433)	(88)	-	(88)
Impact of divestitures	(3)	(8)	5	-	1	(1)
Impact of foreign currency fluctuations	49	-	49	11	-	11
Net impact of U.K. Newspaper Matters	-	-	-	2	(43)	45

As adjusted	$2,137	$2,050	$87	$283	$206	$77

Adjusted Revenues and Adjusted Segment EBITDA by segment for the three months ended September 30, 2018 and 2017 are as follows:

	For the three months ended September 30,
	2018	2017	% Change
	(in millions)		Better/(Worse)
Adjusted Revenues:
News and Information Services	$1,275	$1,239	3%
Subscription Video Services	144	145	(1) %
Book Publishing	421	401	5%
Digital Real Estate Services	297	265	12%
Other	-	-	**

Adjusted Total Revenues	$2,137	$2,050	4%

Adjusted Segment EBITDA:
News and Information Services	$118	$74	59%
Subscription Video Services	28	27	4%
Book Publishing	68	48	42%
Digital Real Estate Services	111	96	16%
Other	(42)	(39)	(8) %

Adjusted Total Segment EBITDA	$283	$206	37%

** - Not meaningful

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the three months ended September 30, 2018 and 2017.

	For the three months ended September 30, 2018

	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
News and Information Services	$1,248	$-	$(1)	$28	$-	$1,275
Subscription Video Services	565	(425)	-	4	-	144
Book Publishing	418	-	-	3	-	421
Digital Real Estate Services	293	(8)	(2)	14	-	297
Other	-	-	-	-	-	-

Total Revenues	$2,524	$(433)	$(3)	$49	$-	$2,137

Segment EBITDA:
News and Information Services	$116	$-	$-	$2	$-	$118
Subscription Video Services	113	(86)	-	1	-	28
Book Publishing	68	-	-	-	-	68
Digital Real Estate Services	105	(2)	-	8	-	111
Other	(44)	-	-	-	2	(42)

Total Segment EBITDA	$358	$(88)	$-	$11	$2	$283

	For the three months ended September 30, 2017

	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
News and Information Services	$1,241	$-	$(2)	$-	$-	$1,239
Subscription Video Services	145	-	-	-	-	145
Book Publishing	401	-	-	-	-	401
Digital Real Estate Services	271	-	(6)	-	-	265
Other	-	-	-	-	-	-

Total Revenues	$2,058	$-	$(8)	$-	$-	$2,050

Segment EBITDA:
News and Information Services	$74	$-	$-	$-	$-	$74
Subscription Video Services	27	-	-	-	-	27
Book Publishing	48	-	-	-	-	48
Digital Real Estate Services	95	-	1	-	-	96
Other	4	-	-	-	(43)	(39)

Total Segment EBITDA	$248	$-	$1	$-	$(43)	$206

NOTE 2 – TOTAL SEGMENT EBITDA

Segment EBITDA is defined as revenues less operating expenses and selling, general and administrative expenses. Segment EBITDA does not include: Depreciation and amortization, impairment and restructuring charges, equity losses of affiliates, interest (expense) income, net, other, net, income tax (expense) benefit and net income attributable to noncontrolling interests. Management believes that Segment EBITDA is an appropriate measure for evaluating the operating performance of the Company’s business segments because it is the primary measure used by the Company’s chief operating decision maker to evaluate the performance of and allocate resources within the Company’s businesses. Segment EBITDA provides management, investors and equity analysts with a measure to analyze the operating performance of each of the Company’s business segments and its enterprise value against historical data and competitors’ data, although historical results may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).

Total Segment EBITDA is a non-GAAP measure and should be considered in addition to, not as a substitute for, net income (loss), cash flow and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. The Company believes that the presentation of Total Segment EBITDA provides useful information regarding the Company’s operations and other factors that affect the Company’s reported results. Specifically, the Company believes that by excluding certain one-time or non-cash items such as impairment and restructuring charges and depreciation and amortization, as well as potential distortions between periods caused by factors such as financing and capital structures and changes in tax positions or regimes, the Company provides users of its consolidated financial statements with insight into both its core operations as well as the factors that affect reported results between periods but which the Company believes are not representative of its core business. As a result, users of the Company’s consolidated financial statements are better able to evaluate changes in the core operating results of the Company across different periods. The following table reconciles net income to Total Segment EBITDA.

	For the three months ended September 30,
	2018	2017	Change	% Change
	(in millions)

Net income	$128	$87	$41	47%
Add:
Income tax expense	50	54	(4)	(7)%
Other, net	(20)	(9)	(11)	**
Interest expense (income), net	16	(6)	22	**
Equity losses of affiliates	3	10	(7)	(70)%
Impairment and restructuring charges	18	15	3	20%
Depreciation and amortization	163	97	66	68%

Total Segment EBITDA	$358	$248	$110	44%

** - Not meaningful

NOTE 3 – ADJUSTED NET INCOME AVAILABLE TO NEWS CORPORATION STOCKHOLDERS AND ADJUSTED EPS

The Company uses net income (loss) available to News Corporation stockholders and diluted earnings per share (“EPS”) excluding expenses related to U.K. Newspaper Matters, impairment and restructuring charges and “Other, net”, net of tax, recognized by the Company or its equity method investees, as well as the settlement of certain pre-Separation tax matters and the impact of the Tax Act (“adjusted net income (loss) available to News Corporation stockholders” and “adjusted EPS,” respectively), to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period, as well as certain non-operational items. The calculation of adjusted net income (loss) available to News Corporation stockholders and adjusted EPS may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted net income (loss) available to News Corporation stockholders and adjusted EPS are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income (loss) available to News Corporation stockholders and net income (loss) per share as determined under GAAP as a measure of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following table reconciles reported net income available to News Corporation stockholders and reported diluted EPS to adjusted net income available to News Corporation stockholders and adjusted EPS for the three months ended September 30, 2018 and 2017.

	For the three months ended			For the three months ended
	September 30, 2018			September 30, 2017
(in millions, except per share data)	Net income available to stockholders	EPS		Net income available to stockholders	EPS

Net income	$128	$		$87	$
Less: Net income attributable to noncontrolling interests	(27)			(19)

Net income available to News Corporation stockholders	$101		$0.17	$68		$0.12
U.K. Newspaper Matters (a)	2		-	(43)		(0.07)
Impairment and restructuring charges	18		0.03	15		0.02
Other, net	(20)		(0.03)	(9)		(0.01)
Tax impact on items above	(4)		-	9		0.01

As adjusted	$97		$0.17	$40		$0.07

(a)

In the three months ended September 30, 2017, the Company recorded a $46 million benefit from the reversal of certain previously accrued net liabilities for the U.K. Newspaper Matters as a result of an agreement reached with the relevant tax authority related to certain employment taxes.

NOTE 4 – PRO FORMA

The following supplemental unaudited pro forma information for the three months ended September 30, 2017 reflects the Company’s results of operations as if the Transaction had occurred on July 1, 2016. The Company believes that the presentation of this supplemental information enhances comparability across the reporting periods. The information was prepared in accordance with Article 11 of Regulation S-X and is based on historical results of operations of News Corp and Foxtel, adjusted for the effect of any Transaction-related accounting adjustments, as described below. Pro forma adjustments were based on available information and assumptions regarding impacts that are directly attributable to the Transaction, are factually supportable, and are expected to have a continuing impact on the combined results. In addition, the pro forma information is provided for supplemental and informational purposes only, and is not necessarily indicative of what the Company’s results of operations would have been, or the Company’s future results of operations, had the Transaction actually occurred on the date indicated. As only the financial results for the Subscription Video Services segment were adjusted due to the presentation of this pro forma supplemental information, the Company is only providing pro forma supplemental information for this segment below, under “Subscription Video Services”. The unaudited pro forma information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited consolidated financial statements and related notes included in the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2018 that will be filed with the Securities and Exchange Commission.

The following tables set forth the Company’s unaudited pro forma results of operations for the three months ended September 30, 2017.

	For the three months ended September 30,
	2018	2017	Change	% Change
(in millions, except %)	As reported	Pro forma	Better/(Worse)

Revenues:
Circulation and subscription	$1,034	$1,127	$(93)	(8) %
Advertising	664	$731	(67)	(9) %
Consumer	400	386	14	4%
Real estate	227	203	24	12%
Other	199	146	53	36%

Total Revenues	2,524	2,593	(69)	(3) %

Operating expenses	(1,340)	(1,441)	101	7%
Selling, general and administrative	(826)	(777)	(49)	(6) %
Depreciation and amortization	(163)	(166)	3	2%
Impairment and restructuring charges	(18)	(18)	-	-
Equity losses of affiliates	(3)	(2)	(1)	(50) %
Interest (expense) income, net	(16)	(26)	10	38%
Other, net	20	8	12	**

Income before income tax expense	178	171	7	4%
Income tax expense	(50)	(57)	7	12%

Net income	128	114	14	12%
Less: Net income attributable to noncontrolling interests	(27)	(33)	6	18%

Net income attributable to News Corporation	$101	$81	$20	25%

** - Not meaningful

	Pro Forma (unaudited)
	For the three months ended September 30, 2017

	News Corp Historical(a)	Foxtel Historical(b)	Transaction Adjustments		Pro Forma
	(in millions, except per share amounts)

Revenues:
Circulation and subscription	$651	$574	$(98)	(c)(d)	$1,127
Advertising	682	49	-		731
Consumer	386	-	-		386
Real estate	203	-	-		203
Other	136	10	-		146

Total Revenues	2,058	633	(98)		2,593

Operating expenses	(1,149)	(394)	102	(c)(e)	(1,441)
Selling, general and administrative	(661)	(117)	1	(f)	(777)
Depreciation and amortization	(97)	(59)	(10)	(g)(h)(i)	(166)
Impairment and restructuring charges	(15)	(3)	-		(18)
Equity losses of affiliates	(10)	3	5	(j)	(2)
Interest income (expense), net	6	(32)	-		(26)
Other, net	9	(1)	-		8

Income before income tax expense	141	30	-		171
Income tax expense	(54)	(6)	3	(k)	(57)

Net income	87	24	3		114
Less: Net income attributable to noncontrolling interests	(19)	-	(14)	(l)	(33)

Net income attributable to News Corporation	$68	$24	$(11)		$81

Basic and diluted earnings per share:
Net income available to News Corporation stockholders per share	$0.12				$0.14

(a)

Reflects the historical results of operations of News Corporation. As the acquisition of a controlling interest in Foxtel was completed on April 3, 2018, Foxtel is reflected in our historical Statement of Operations from April 3, 2018 onwards.

(b)

Reflects the historical results of operations of Foxtel to the date of the Transaction. From April 3, 2018 onwards, Foxtel is included in the historical results of operations of News Corporation. The Statement of Operations of Foxtel is derived from its historical financial statements for the three months ended September 30, 2017. The Statement of Operations for the three months ended September 30, 2017 reflects Foxtel’s Statement of Operations on a U.S. GAAP basis and translated from Australian dollars to U.S. dollars, the reporting currency of the combined group, using the quarterly average rates for each period presented. Additionally, certain balances within Foxtel’s historical financial information were reclassified to be consistent with the Company’s presentation.

(c)	Represents the impact of eliminating transactions between Foxtel and the consolidated subsidiaries of News Corporation, which would be eliminated upon consolidation as a result of the Transaction.
(d)

Reflects the reversal of revenue recognized in Foxtel’s historical Statement of Operations resulting from the fair value adjustment of Foxtel’s historical deferred installation revenue in the preliminary purchase price allocation for the Transaction.

(e)

Reflects the adjustment to amortization of program inventory recognized in Foxtel’s historical Statement of Operations related to the fair value adjustment of Foxtel’s historical program inventory in the preliminary purchase price allocation.

(f)

Reflects the removal of transaction expenses directly related to the Transaction that are included in News Corp’s historical Statement of Operations for the three months ended September 30, 2017. These costs are considered to be non-recurring in nature, and as such, have been excluded from the pro forma Statement of Operations.

(g)	Reflects the adjustment to amortization expense resulting from the recognition of amortizable intangible assets in the preliminary purchase price allocation.

(h)

Reflects the adjustment to depreciation and amortization expense resulting from the fair value adjustment to Foxtel’s historical fixed assets in the preliminary purchase price allocation, which resulted in a step-up in the value of such assets.

(i)

Reflects the reversal of amortization expense included in News Corp’s historical Statement of Operations from the Company’s settlement of its pre-existing contractual arrangement between Foxtel and FOX SPORTS Australia, which resulted in a write-off of its channel distribution agreement intangible asset at the time of the Transaction.

(j)

Represents the impact to equity losses of affiliates as a result of the Transaction, as if the Transaction occurred on July 1, 2016. Historically News Corp accounted for its investment in Foxtel under the equity method of accounting. As a result of the Transaction, Foxtel became a majority-owned subsidiary of the Company, and therefore, the impact of Foxtel on the Company’s historical equity losses of affiliates was eliminated.

(k)

In determining the tax rate to apply to our pro forma adjustments we used the Australian statutory rate of 30%, which is the jurisdiction in which the business operates. However, in certain instances, the effective tax rate applied to certain adjustments differs from the statutory rate primarily as a result of certain valuation allowances on deferred tax assets, based on the Company’s historical tax profile in Australia.

(l)	Represents the adjustment, as a result of the Transaction, to reflect the non-controlling interest of the combined company on a pro forma basis.

Pro Forma Segment Analysis

The following table reconciles unaudited reported and pro forma Net income to unaudited reported and pro forma Total Segment EBITDA for the three months ended September 30, 2018 and 2017, respectively:

	For the three months ended September 30,
	2018	2017
	As reported	Pro forma
	(in millions)

Net income	$128	$114
Add:
Income tax expense	50	57
Other, net	(20)	(8)
Interest expense (income), net	16	26
Equity losses of affiliates	3	2
Impairment and restructuring charges	18	18
Depreciation and amortization	163	166

Total Segment EBITDA	$358	$375

	For the three months ended September 30,
	2018		2017
		Segment		Segment
	Revenues	EBITDA	Revenues	EBITDA
(in millions)	As reported		Pro forma

News and Information Services	$1,248	$116	$1,241	$74
Subscription Video Services	565	113	680	154
Book Publishing	418	68	401	48
Digital Real Estate Services	293	105	271	95
Other	-	(44)	-	4

Total	$2,524	$358	$2,593	$375

Subscription Video Services

	For the three months ended September 30,
	2018	2017	% Change
(in millions, except %)	As reported	Pro forma	Better/(Worse)

Revenues:
Circulation and subscription	$491	$592	(17)%
Advertising	57	75	(24)%
Other	17	13	31%

Total Revenues	565	680	(17)%
Operating expenses	(324)	(399)	19%
Selling, general and administrative	(128)	(127)	(1)%

Segment EBITDA	$113	$154	(27)%